Exhibit 99.2
ALLIED HEALTHCARE INTERNATIONAL INC. ANNOUNCES
$10 MILLION STOCK REPURCHASE PROGRAM
NEW YORK — May 18, 2010 — Allied Healthcare International Inc. (NASDAQ: AHCI; AIM: AHI) (“Allied” or the “Company”), a leading provider of flexible healthcare staffing services in the United Kingdom, announces today that its Board of Directors has approved a stock repurchase program under which the Company is authorized to repurchase, from time to time in the open market or negotiated transactions, shares of its outstanding common stock in an aggregate amount up to $10 million.
Purchases are expected to be funded by existing cash on hand and cash flows from operations. Such repurchases will be made in accordance with applicable securities laws and other requirements, and will depend on the stock price, prevailing market and business conditions and other considerations.
As of May 14, 2010, the Company had approximately 45.1 million shares of common stock outstanding.
Jeffrey Peris, Chairman of Allied, commented, “The stock repurchase program marks another step in our Company’s focus on creating value for our shareholders. While we continue to look for acquisitions, we remain disciplined and believe that this stock repurchase provides favorable returns at this time.”
ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.
Allied Healthcare International Inc. is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of over 110 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of private patients, community care, nursing and care homes, and hospitals. For more news and information please visit: www.alliedhealthcare.com.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: general economic and market conditions; Allied’s ability to continue to recruit and retain flexible healthcare staff; Allied’s ability to enter into contracts with local government social services departments, NHS Trusts, hospitals, other healthcare facility clients and private clients on terms attractive to Allied; the general level of demand for healthcare and social care; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare and social care industry, and Allied’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenues and profitability; Allied’s ability to use net operating loss carry forwards to offset net income; the effect that fluctuations in foreign currency exchange rates may have on our dollar-denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Allied Healthcare International Inc.
Sandy Young
Chief Executive Officer
Paul Weston
Chief Financial Officer
+44 17 8581 0600
Or
Piper Jaffray Ltd. (Nominated Adviser)
Matthew Flower
Rupert Winckler
+44 20 3142 8700
Or
ICR, LLC
Sherry Bertner
Managing Director
+1 646 277 1200
sherry.bertner@icrinc.com